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                            SEE RESTRICTIVE LEGEND ON BACK


                INCORPORATED UNDER THE LAWS OF THE STATE OF WISCONSIN







                     FIRST NATIONAL BANCORP OF RIVER FALLS, INC.


                         AUTHORIZED NUMBER OF SHARES, 20,000

                                       SPECIMEN

      FIRST NATIONAL BANCORP OF RIVER FALLS, INC., of the Par Value of $.01 Each


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         The shares of common stock represented by this certificate (the
         "Shares") may not be transferred until First National Bancorp of River Falls, Inc. (the "Corporation") has been furnished with evidence satisfactory to counsel for the Corporation that there has been compliance with all applicable federal and state or territorial securities laws with respect to the Shares, including, without limitation, an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the offer and sale of the Shares is exempt under federal and state securities laws. Further, the Shares are subject to the option of the Corporation to purchase said Shares upon the occurrence of certain events as provided in Article VIII of the Corporation's Articles of Incorporation.